REGISTER.COM, INC. SELF-TENDER OFFER
EMPLOYEE FREQUENTLY ASKED QUESTIONS
AUGUST 2003

THE FOLLOWING FREQUENTLY ASKED QUESTIONS DOCUMENT HAS BEEN MADE AVAILABLE TO
REGISTER.COM, INC. EMPLOYEES WHO ARE PARTICIPANTS IN THE COMPANY'S STOCK OPTION
PLANS.

AS DISCUSSED ON OUR COMPANY-WIDE JUNE 10, 2003 CONFERENCE CALL FOLLOWING THE
COMPANY'S ANNOUNCEMENT OF A DISTRIBUTION OF $120 MILLION IN CASH, WE HAVE
PREPARED THIS SUMMARY STATEMENT FOR YOUR CONVENIENCE. IT DESCRIBES CERTAIN TERMS
OF OUR SELF-TENDER OFFER, WHICH IS THE MANNER IN WHICH THE COMPANY CHOSE TO
DISTRIBUTE $120 MILLION IN CASH. IT HIGHLIGHTS INFORMATION REGARDING HOW OUR
SELF-TENDER OFFER MAY IMPACT YOUR STOCK OPTIONS. THIS SUMMARY DOES NOT DESCRIBE
ALL THE DETAILS OF THE COMPANY'S SELF-TENDER OFFER. YOU ARE ENCOURAGED TO READ
THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL THAT HAVE BEEN FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION AND WHICH ARE AVAILABLE ON THE
COMPANY'S WEBSITE, HTTP://INVESTOR.REGISTER.COM. YOU CAN ALSO RECEIVE COPIES BY
CONTACTING THE COMPANY'S HUMAN RESOURCES DEPARTMENT.

IF YOU HOLD VESTED STOCK OPTIONS FOR THE COMPANY'S COMMON SHARES, WE URGE YOU TO
REVIEW THIS SUMMARY AND THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL
CONTAINING DETAILS OF THE STEPS THAT YOU MUST TAKE TO TENDER SHARES, IN THE
EVENT THAT YOU ELECT TO EXERCISE YOUR OPTIONS AND PARTICIPATE IN THE COMPANY'S
SELF-TENDER OFFER.

THE COMPANY EXPECTS TO SCHEDULE SOME QUESTION & ANSWER SESSIONS DURING THE WEEK
OF AUGUST 4, 2003 AT WHICH YOU CAN ASK QUESTIONS OF THE COMPANY'S MANAGEMENT
REGARDING THE SELF-TENDER OFFER AND THE POSSIBLE IMPACT ON YOUR STOCK OPTIONS.

WHAT IS A SELF-TENDER OFFER?

A self-tender offer is a company's purchase of its own securities. This is also referred to as a stock buyback or stock repurchase, because the company, and not a third party, is purchasing its own securities.

A self-tender offer means that a company has invited securityholders to sell their stock in the company. A company uses its own cash to purchase these shares. This reduces the company's cash balance and the number of outstanding shares that are in the market. The offer is only open for a limited period of time.

WHAT IS THE PURCHASE PRICE?

The purchase price will be $6.35 per share (less the exercise price, in the case of warrants). The Company will pay this purchase price in cash, without interest for all the securities it purchases under the self-tender offer.

HOW MANY SHARES AND/OR WARRANTS WILL THE COMPANY PURCHASE?

The Company intends to purchase $120 million of shares of common stock and warrants, on the terms and subject to the conditions of the self-tender offer, including proration provisions.

WHAT IS THE COMPANY'S INTENT IF IT DISTRIBUTES LESS THAN $120 MILLION IN THE
SELF-TENDER OFFER?

In the future the Company may, distribute additional cash to securityholders, particularly if it distributes less than $120 million in this self-tender offer.
A future distribution could be in the form of one or more dividends, repurchases or other distributions, and may be on more or less favorable terms to stockholders and/or holders of warrants than the terms of this self-tender offer.

WHEN DOES THE SELF-TENDER OFFER EXPIRE; CAN THE SELF-TENDER OFFER BE EXTENDED?

Shares and warrants may be tendered until the self-tender offer expires. The self-tender offer will expire on Tuesday, September 2, 2003, at 12:00 midnight,
Eastern Time, unless the Company extends it. The Company may choose to extend the self-tender offer for any reason but it does not have to do so.

WHAT ARE SOME OF THE POSSIBLE EFFECTS OF A SELF-TENDER OFFER?

The self-tender offer will provide liquidity for the Company's securityholders who desire it. Further, it will provide an opportunity for the holders to sell their securities at lower transaction costs than are normally associated with market sales and also will allow the holders to sell a portion of their shares and/or warrants while retaining a continuing equity interest in the Company.

Stockholders and/or warrant holders, including directors and executive officers, who elect not to participate in the self-tender offer may significantly increase their proportional holdings in the Company. . Conversely, holders who elect to participate in the self-tender offer may significantly decrease their proportional holdings.

A self-tender offer reduces the number of outstanding shares that are in the market (i.e., the Company's "public float"), giving each remaining stockholder and warrant holder a larger percentage ownership in the Company.

Because the self-tender offer will reduce the Company's public float, the result may be a lower stock price and/or reduced liquidity in the trading market for its common stock following completion of the self-tender offer.

Since the Company is using its own cash to purchase these shares, it will significantly reduce the interest income that the Company currently earns on its cash balance. Additionally, the Company will have less cash available to engage in significant transactions without additional financing or to cover existing or future liabilities.

WHAT DOES THIS MEAN FOR MY OPTIONS?

You may, but are not required to, exercise your vested options. If you choose to exercise, you will turn your options into shares and you may then participate in the self-tender offer, meaning you sell your shares back to the Company.
Alternately, you can choose to hold the shares or sell them on the open market.
The trading window is open as of August 5, 2003 and is scheduled to remain open until September 15, 2003.

However, particularly in light of the tax consequences that may apply to your exercise of options, it is important to understand that participation in the self-tender offer may be prorated, depending on how many stockholders and warrant holders choose to participate and the number of securities involved. If the number of shares and warrants is prorated, the Company will proportionately reduce the number of shares and warrants it will purchase from each securityholder. In other words, the Company may not buy all the shares you tender.

In this situation, you will then own the remaining shares that were not repurchased and will need to choose whether you want to hold them or to sell them on the open market. The price in the open market may be higher or lower than the exercise price and may be higher or lower than the self-tender offer price. Such sales could only be made during the open window period.

The exercise of your employee stock options and sale of the shares underlying such options may have different tax consequences to you depending on the type of option you hold, and certain other factors. For example, exercise of a non-qualified stock option (or non-statutory stock option) will result in ordinary income to you at the time of exercise in an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over
(ii) the exercise price paid for those shares. In addition, and the Company will have to collect all the applicable withholding taxes with respect to such income. Conversely, you will not recognize taxable income at the time an incentive stock option ("ISO") is exercised. However, the spread at exercise will be includible in alternative minimum taxable income and may be subject to alternative minimum tax. In addition, upon the disposition of shares of stock acquired pursuant to an exercise of an ISO after the later of (i) 2 years after the grant of the ISO or (ii) 1 year after the transfer of shares to you (the
"ISO Holding Period") you may, depending upon your circumstances, recognize long-term capital gain or loss, measured by the difference between the stock's selling price or exercise price. Different rules may apply if you dispose of your shares of stock (including in the offer) acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period. YOU SHOULD CONSULT
YOUR TAX ADVISOR TO DETERMINE THE IMPLICATIONS OF EXERCISING YOUR OPTIONS.

Unvested options are not yet eligible to be exercised and turned into shares.
Your unvested options will continue to vest according to the vesting schedule.
You may exercise them when they become vested and sell the shares on the open market at that time if you choose.

IS THE COMPANY GOING TO RE-ESTABLISH THE STOCK OPTION EXCHANGE PROGRAM ANNOUNCED
IN DECEMBER AND WITHDRAWN EARLIER THIS YEAR?

At this point, the Company has no plans for such a program.

HOW CAN I LEARN MORE ABOUT THE SELF-TENDER OFFER?

The Company has filed a Schedule TO, including an Offer to Purchase and a form
Letter of Transmittal document, with the Securities and Exchange Commission.
These documents contain more details about the offer and what stockholders need to do if they want to participate. Copies of the Schedule TO are available from
Human Resources.

NOTWITHSTANDING ANYTHING STATED TO THE CONTRARY, THE COMPANY WILL NOT BE
REQUIRED TO ACCEPT FOR PAYMENT, PURCHASE OR PAY FOR ANY SHARES AND/OR WARRANTS
TENDERED, AND THE COMPANY MAY TERMINATE OR AMEND THE TERMS OF THE SELF-TENDER
OFFER OR POSTPONE THE ACCEPTANCE FOR PAYMENT OF, OR THE PURCHASE OF AND PAYMENT
FOR, TENDERED SHARES AND/OR WARRANTS, SUBJECT TO RULE 13E-4(F) OF THE SECURITIES
EXCHANGE ACT OF 1934, AS AMENDED, IF CERTAIN EVENTS HAVE OCCURRED. READ THE
ENTIRE SCHEDULE TO AND THE ATTACHED OFFER TO PURCHASE, SPECIFICALLY SECTION 6,
FOR FULL DETAILS OF THESE EVENTS AND THE CONDITIONS OF THE OFFER.